Exhibit 99.1

GTC BIOTHERAPEUTICS REPORTS FOURTH QUARTER AND YEAR END 2006

FINANCIAL RESULTS

FRAMINGHAM, MA – March 5, 2007 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the fourth quarter and year ended December 31, 2006. The net loss for the fourth quarter of 2006 was $7.4 million, or $0.10 per share, compared to $8.3 million, or $0.15 per share in the fourth quarter of 2005. The net loss for the 2006 financial year was $35.3 million, or $0.53 per share, compared to $30.1 million, or $0.62 per share, for the 2005 financial year.

“GTC went through a transformation in 2006, catalyzed by the approval of ATryn® in Europe, the first approval of a transgenically produced therapeutic product anywhere in the world,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “We have two important partner relationships with LEO Pharma A/S and LFB Biotechnologies which enable us to further develop ATryn® and expand our portfolio of recombinant plasma proteins. We now have a portfolio of proprietary products that are capable of driving significant future value and we have strengthened our balance sheet. As we move forward through 2007, we intend to increase our strategic focus on partnering activities to provide additional resources and momentum to our product development programs.”

ATryn®, our recombinant form of human antithrombin, was approved by the European Commission for the prophylactic treatment of deep vein thrombosis in patients with hereditary antithrombin deficiencies that are undergoing surgical procedures. Our partner LEO is planning to introduce the ATryn® product at the International Society of Thrombosis and Haemostasis conference in July 2007. In addition, LEO has obtained Scientific Advice from the European Medicines Agency on the design of a Phase II dose ranging study for the treatment of disseminated intravascular coagulation, or DIC, associated with severe sepsis. Clinical sites to initiate patient enrollment for this Phase II study are being opened. We have rights to use the Phase II data outside the LEO territories of Europe, Canada, and the Middle East, and we will receive payment from LEO for the product used in its clinical studies. In the United States, we are continuing our pivotal Phase III active and historical comparison trials of ATryn® in the hereditary deficiency indication and we expect to file for approval with the Food and Drug Administration around the end of 2007. We intend to develop ATryn® in Japan through further partnering and have begun initial discussions with potential interested partners. We believe that the worldwide market potential of ATryn® is $500 million to $700 million, primarily in acquired antithrombin deficiency indications such as DIC.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. We have developed goats that have the human antithrombin gene linked to a milk-protein promoting gene so that they express this protein in their milk. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in economically viable quantities in conventional production systems.

We entered a strategic collaboration with LFB Biotechnologies, or LFB, in late 2006 that includes development of recombinant human factor VIIa, or rhFVIIa, a clotting factor in coagulation. The first indication planned for this program is in the treatment of type A and type B hemophilia where patients have developed inhibitors to clotting factors VIII or IX. An independent analyst report estimates the total worldwide market for rhFVIIa will be $2 billion by 2012, which is the year when the patents on the current marketed product, NovoSeven®, expire. The strategic collaboration with LFB includes potential development of additional recombinant human plasma proteins and monoclonal antibodies. An evaluation of these opportunities is in process. Our portfolio of recombinant plasma proteins includes recombinant human alpha-1 antitrypsin, for which we have already established a production herd and which is in preclinical development.

Last week, we entered into an agreement with PharmAthene under which we will provide process development and clinical supply manufacturing services for Protexia®, a recombinant form of human butyrylcholinesterase produced in the milk of transgenic goats. Protexia® is being developed by PharmAthene as a pre- and post-exposure therapy for military or civilian victims of a chemical nerve agent attack. The Protexia® program, similar to the continuing supply relationship for Merrimack Pharmaceuticals’ MM-093 product, will use our transgenic production technology to enable development of the partner’s protein that does not express in economically viable quantities in traditional bioreactor-based methods.

We also intend to develop through a partnering relationship our monoclonal antibody to the CD137 receptor in the human immune system. This antibody has been reported to demonstrate potential therapeutic value in preclinical models of solid tumors and autoimmune diseases. We have established production animals and are proceeding to preclinical development to support clinical studies.

Cash Position

We ended 2006 with approximately $43.8 million of cash and marketable securities. The third and final equity investment by LFB on January 3, 2007, as well as payments from LEO for delivery in January 2007 of Phase II clinical material that was manufactured in late 2006, provided us with additional cash and marketable securities totaling about $7 million, which on a pro forma basis would put our year-end cash and marketable securities at approximately $51 million.

During 2006, we had a net increase of $7.6 million in cash and marketable securities including financing activities. We used $24.6 million of cash in operations. For 2007, we expect our net cash use to be in the range of $26 to 29 million. The net cash use includes forecasted sales of ATryn® in the approved indication and to LEO for the DIC study, as well as receipts from new and existing contracts and planned research and development activities in support of ATryn® and our other programs. The Phase II DIC clinical study activities in 2007 will be conducted and funded by LEO.

In December 2006, we completed a re-financing of our senior debt facility with GE Capital. This refinancing provided an additional $2.8 million of proceeds while extending the amortization period for $8 million of the debt facility, which reduces our annual debt service. After the refinancing, we had a total of $10 million of debt outstanding with GE.

Financial Results

Revenues were $2.8 million for the fourth quarter of 2006, compared with $0.6 million in the fourth quarter of 2005. Revenues for 2006 were $6.1 million, a 48% increase from $4.2 million in 2005. Revenues increased primarily due to shipment of initial clinical supply material to LEO for the DIC Phase II study as well as amortization of the milestone payments previously received.

Costs of revenue and operating expenses were $41.8 million for 2006, 23% higher than the $33.9 million in 2005, primarily due to increased research and development expenses, which totaled $25.4 million for 2006, an increase of 20% over the $21.1 million in 2005. The increase was driven primarily by validation costs and costs associated with manufacturing ATryn® from the current process that were in excess of the maximum selling price to LEO and with process development activities for increasing the scale of ATryn® manufacturing. Total selling, general and administrative expenses in 2006 were $9.7 million, a 15% increase over the $8.4 million of 2005. This increase was primarily due to increased patent and legal costs, the expense associated with the special shareholder vote in the fourth quarter of 2006, and the non-cash expense associated with equity-based compensation.

The weighted average number of shares outstanding increased from 53.6 million shares for the fourth quarter of 2005 to 73.6 million shares in the fourth quarter of 2006. The weighted average number of shares outstanding increased from 48.7 million shares in 2005 to 66.9 million shares in 2006. The increases in the weighted average shares outstanding primarily reflect the issuance of common stock in financing transactions. However, the shares of preferred stock issued to LFB are not included in the weighted average number of shares outstanding. Our total outstanding equity capital, including the common share equivalents issuable upon conversion of LFB’s preferred stock, at the end of 2006 were approximately 88.2 million and were approximately 91.8 million upon completion of the common stock installment of LFB’s equity investment in January 2007.

Conference Call Information

GTC Biotherapeutics will discuss these results and its business outlook in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1-866-312-4865. The dial-in number from outside the United States is 1-617-213-8050. The participant passcode is 63614331. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, produces, and commercializes therapeutic proteins through transgenic animal technology. In August 2006, ATryn®, GTC’s recombinant form of human antithrombin, was approved by the European Commission for use in patients with hereditary antithrombin deficiency undergoing surgical procedures. This was the first approval anywhere in the world of a therapeutic protein produced from a transgenic animal. ATryn® is in phase III studies to support a filing in the United States requesting approval in the hereditary deficiency indication. In addition, GTC has established a strategic collaboration with LFB Biotechnologies of France to jointly develop recombinant forms of human plasma proteins and monoclonal antibodies. The first program of the collaboration will be to develop recombinant human factor VIIa as a potential treatment for hemophilia in patients with antibodies to other coagulation factors.

GTC has also recently been granted a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as those that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding prospects for portfolio of proprietary products, the expected net utilization of cash and marketable securities in 2007, the anticipated commercial launch of ATryn®, the anticipated clinical development of the DIC indication with LEO and the potential market for ATryn®, the timing for the filing of a BLA for ATryn® in the US, planned development of our other programs, and plans for entering into additional partnerships, including for additional products. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Year Ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006
Revenue	$2,821	$629	$6,128	$4,152

Costs of revenue and operating expenses:
Cost of revenue	2,602	1,298	6,651	4,344
Research and development	5,223	5,762	25,401	21,145
Selling, general and administrative	2,594	1,941	9,723	8,428

	10,419	9,001	41,775	33,917

Loss from operations	$(7,598)	$(8,372)	$(35,647)	$(29,765)

Other income (expense):	170	108	302	(347)

Net Loss	$(7,428)	$(8,264)	$(35,345)	$(30,112)

Net loss per common share (basic and diluted)	$(0.10)	$(0.15)	$(0.53)	$(0.62)

Weighted average number of shares outstanding (basic and diluted)	73,614	53,606	66,860	48,658

	December 31, 2006	January 1, 2006
Cash and marketable securities	$43,835	$36,169
Other current assets	4,383	2,642
Property and equipment, (net)	15,336	16,735
Other assets	9,681	11,173

Total assets	$73,235	$66,719

Current liabilities	$15,535	$17,445
Short-term deferred contract revenue	3,301	2,877
Long-term deferred contract revenue	5,953	2,663
Long-term debt	10,470	7,005
Other liabilities	20	20
Stockholders’ equity	37,956	36,709

Total liabilities and stockholders’ equity	$73,235	$66,719

CONTACT: GTC Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	Feinstein Kean Healthcare for GTC Francesca DeVellis (617) 577-8110